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                                                                       EXHIBIT 5

                               FAEGRE & BENSON LLP
                               2200 Norwest Center
                             90 South Seventh Street
                        Minneapolis, Minnesota 55402-3901

                                 March 10, 2000



IntraNet Solutions, Inc.
8091 Wallace Road
Eden Prairie, Minnesota  55344

Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, of 345,000 shares of Common Stock, par value $.01 per share, of IntraNet Solutions, Inc., a Minnesota corporation (the "Company"), we have examined such corporate records and other documents, including the Registration Statement on Form S-3, dated the date hereof, relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion:

          1. The Company is a corporation duly organized and existing under the laws of the State of Minnesota.

          2. All necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the shares of Common Stock being sold by the Company and when issued and sold as contemplated in the Registration Statement, such shares will be, legally and validly issued and fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever appearing therein.

                                               Very truly yours,



                                               FAEGRE & BENSON LLP